EXHIBIT 99.1

FOR RELEASE — June 30, 2009

Ken Golden

Director, Strategic Public Relations

Deere & Company

309-765-5678

Deere & Company successful in voluntary separation initiative

MOLINE, Illinois (date) — Deere & Company said today that approximately 800 salaried employees will leave the company as a result of a voluntary separation program announced in April.  This total will enable the company to achieve first-year savings of approximately $75 million after a pretax expense of $100 million primarily in the fourth quarter of 2009.   Previously, the company had estimated a pretax expense for the program of about $50 million. This amount was reflected in the annual earnings guidance issued as part of the second-quarter earnings release on May 20.

In April, Deere announced a new global operating model that combines the technology, expertise, experience, channels and investments of two former divisions. Those two business units — which individually focused on agricultural and commercial & consumer equipment — became a single unit named the Worldwide Agriculture and Turf Division, effective May 1, 2009.

The voluntary separation program was designed to help Deere immediately leverage the efficiencies of the merged divisions. The company said it expects the new operating model will enhance its competitive position around the world.

John Deere (Deere & Company - NYSE: DE) is a world leader in providing advanced products and services for agriculture, forestry, construction, lawn and turf care, landscaping and irrigation. John Deere also provides financial services worldwide and manufactures and markets engines used in heavy equipment. Since it was founded in 1837, the company has extended its heritage of integrity, quality, commitment and innovation around the globe.